Exhibit 16.1

KPMG LLP
Suite 1710	Telephone 540 982 0505
10 S. Jefferson Street	Fax 540 983 8877
Roanoke, VA 24011-1331

April 1, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were principal accountants for Western Sizzlin Corporation and, under the date of March 12, 2004, we reported on the consolidated financial statements of Western Sizzlin Corporation and subsidiaries as of and for the years ended December 31, 2003 and 2002.  On February 20, 2004, we were notified that Western Sizzlin Corporation engaged Grant Thornton LLP as its principal accountants for the year ending December 31, 2004, and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of Western Sizzlin Corporation’s consolidated financial statements as of and for the year ended December 31, 2003, and the issuance of our report thereon.  We have read Western Sizzlin Corporation’s statements included under Item 4 of its Form 8-K/A dated February 20, 2004, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a U.S. limited liability partnership, to the U.S. member firm of KPMG international a Swiss cooperative